Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Artiva Biotherapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2020 Equity Incentive Plan	Other(2)	1,797,027 (3)	$6.53	$11,734,587	0.00014760	$1,733

Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2024 Equity Incentive Plan	Other(4)	2,424,305 (5)(6)	$12.00	$29,091,660	0.00014760	$4,294

Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2024 Equity Incentive Plan	Other(4)	343,811 (7)	$12.00	$4,125,732	0.00014760	$609

Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2024 Employee Stock Purchase Plan	Other(8)	212,000 (9)	$12.00	$2,544,000	0.00014760	$376

Total Offering Amounts				—	$47,495,979	—	$7,012

Total Fee Offsets				—	—	—	—

Net Fee Due				—	—	—	$7,012

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock (“Common Stock”) of Artiva Biotherapeutics, Inc. (the “Registrant”) that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”), the Registrant’s 2024 Equity Incentive Plan (the “2024 Plan”), or the Registrant’s 2024 Employee Stock Purchase Plan (the “2024 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 1,803,925 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2020 Plan are calculated using the weighted-average exercise price of $6.53 per share for such stock options.

(3)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2020 Plan. No additional stock awards will be granted under the 2020 Plan.
(4)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated on the basis of $12.00 per share (the “IPO Price”), which is the initial public offering price per share of the Registrant’s Common Stock set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission on July 19, 2024 pursuant to Rule 424(b) of the Securities Act.

(5)

Includes 22,514 shares of Common Stock reserved for issuance pursuant to outstanding restricted stock unit awards granted under the 2020 Plan. No additional stock awards will be granted under the 2020 Plan.

(6)

Includes 2,424,305 shares of Common Stock reserved for future grant under the 2024 Plan. To the extent that any stock awards discussed under footnote (3) and (5) outstanding under our 2020 Plan expire or otherwise terminate prior to exercise or settlement, are not issued because the stock award is settled in cash, are forfeited or repurchased because of the failure to vest, or are reacquired or withheld to satisfy a tax withholding obligation or the purchase or exercise price, the shares of common stock reserved for issuance pursuant to such stock awards will become available for issuance as shares of common stock under the 2024 Plan. The 2024 Plan also provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2024 Plan on January 1st of each year, commencing on January 1, 2025 and ending on (and including) January 1, 2034, in an amount equal to 5% of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. This explanation is provided for information purposes only. The issuance of such additional shares is not being registered on this Registration Statement.

(7)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2024 Plan.
(8)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated on the basis of the IPO Price, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2024 ESPP.

(9)

Represents 212,000 shares of Common Stock reserved for future grant under the 2024 ESPP. The 2024 ESPP provides that an additional number of shares of Common Stock will automatically be added annually to the shares authorized for issuance under the 2024 ESPP on January 1st of each year, commencing on January 1, 2025 and ending on (and including) January 1, 2034, in an amount equal to the lesser of (i) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year and (ii) 424,000 shares of Common Stock; provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that there will be no increase in the share reserve for such calendar year or that the increase for such year will be a lesser number of shares of Common Stock than would otherwise occur. This explanation is provided for information purposes only. The issuance of such additional shares is not being registered on this Registration Statement.